UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2011

IRIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11181	94-2579751
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9158 Eton Avenue Chatsworth, CA 91311

(Address of principal executive offices, including zip code)

(818) 709-1244

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01—Entry into a Material Definitive Agreement.

On December 14, 2011, IRIS International, Inc. (the “Company”) entered into a new commercial lease agreement with PDG Carlsbad 47 & 48, LP (the “Landlord”), effective December 5, 2011 (the “Lease Agreement”), for a building containing approximately 25,776 square feet of rentable area (the “ Leased Premises”). The Leased Premises are located at 1891 Rutherford Road, Suite 200, Carlsbad, California.

Landlord has agreed to make certain tenant improvements to the Leased Premises at its sole expense.

The Lease Agreement has a term subject to certain conditions that starts on the earlier of (i) the first date the Company conducts business in the Leased Premises, or (ii) the date the Leased Premises is ready for occupancy, which is anticipated to be May 1, 2012 (the “Commencement Date”). The term ends the last day of the 84th full calendar month commencing on or after the Commencement Date. The Company has the option to extend the Lease Agreement for one additional five-year term. Additionally, the Company has the right to terminate the Lease Agreement early after five years upon payment of a termination fee.

The initial monthly base rent is $26,250 per month. Base rent will increase annually, beginning on the first anniversary of the lease commencement date. The Company will also pay property expenses, taxes, insurance, maintenance, roof and structural repairs, and other costs to Landlord as additional rent and charges.

In general, the Company may terminate the Lease Agreement if Landlord cannot substantially complete the tenant improvements to the Leased Premises by July 1, 2012.

The foregoing summary of the Lease Agreement is qualified in its entirety by reference to the full text of the Lease Agreement, which is set forth as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

September 30,
Exhibit Number	Description

10.1	Lease for property located at 1891 Rutherford Road, Suite 200, Carlsbad, California, dated as of December 5, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIS INTERNATIONAL, INC.

Date: December 20, 2011	By:	/s/ César M. García
César M. García
Chief Executive Officer

EXHIBIT INDEX

September 30,
Exhibit Number	Description

10.1	Lease for property located at 1891 Rutherford Road, Suite 200, Carlsbad, California, dated as of December 5, 2011.

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